Exhibit 10.4

COMFORCE CORPORATION

RESTATED DEFERRED VACATION PLAN

AS CONTINUED IN EFFECT PURSUANT TO THE RESOLUTIONS ADOPTED BY THE COMPANY’S STOCK OPTION AND COMPENSATION COMMITTEE AND BOARD OF DIRECTORS EFFECTIVE AS OF OCTOBER 30, 2006

1.	Purpose of Plan

The purpose of the Deferred Vacation Plan (the “Plan”) is to compensate certain officers and key management employees (“Employees”) who render services to COMFORCE Corporation, a Delaware corporation (“COMFORCE”), and/or any of its subsidiaries that are 80% or more owned by it (collectively, together with COMFORCE, the “Company”), and who, for business reasons, have had to forgo all or part of a vacation (“Forgone Vacation”) otherwise due.

2.	Administration

The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company. Subject to the provisions of the plan, the Committee shall have exclusive power to select the Employees to participate in the Plan (“Participant”) and the time or times when such participation will take place. The authority granted to the Committee by the preceding sentence will be exercised based upon recommendations received from the management of the Company.

The Committee shall have authority to interpret the Plan, to adopt and revise rules and regulations relating to the Plan, to determine the conditions subject to which amounts shall be accrued or paid and to make determinations which it believes necessary or advisable for the administration of the Plan. Determinations by the Committee shall be made by majority vote and shall be final and binding on all parties with respect to all matters relating to the Plan.

3.	Earnings of Credits

(a)
Participants shall earn one (1) deferred credit (“Deferred Credit”) for each full day of a Foregone Vacation in excess of 10 days in each year that the Plan is in effect as to any Participant, which in no event shall exceed 10 days in any calendar year.

(b)
Participants may, in the discretion of the Committee, be given credit for some Forgone Vacations that occurred before the Plan was adopted and in such case, the Committee will advise each Participant of the amount of Deferred Credits deemed earned and the value thereof (which likewise is determined at the discretion of the Committee).

(c)	Except for Deferred Credits noted in (b) above, the value of a Deferred Credit shall be 20% of the Participant's weekly salary at the time of the Forgone Vacation.

(d)	The Deferred Credit shall earn simple interest at the rate of 5% per annum. The Deferred Credit and the accrued interest thereon shall be called the "Total Deferred Credit".

(e)	As of the beginning of each year following the adoption of the Plan, each Participant will be informed of the value of his or her Total Deferred Credits.

(f)
A Participant shall earn Deferred Credits from the date that the Plan is in effect as to such Participant until the earlier of (i) the date Participant ceases to be an employee of the Company (“Employment Termination Date”) or (ii) the date a Change of Control (as hereinafter defined) shall occur (the “Termination Date”).

(g)
A “Change of Control” means a change in ownership or effective control of COMFORCE, or in the ownership of a substantial portion of the assets of COMFORCE, as provided in regulations promulgated under Section 409A of the Internal Revenue Code, as amended.

4.	Payment of Deferred Credit

(a)	Subject to the provisions of Sections 4(b) and (c),

(i)
in the case of any Participant who is not a Specified Employee (as defined below), on the first day of the calendar quarter next following the Employment Termination Date, payments of the Total Deferred Credit shall begin and will continue on the first day of each succeeding eleven calendar quarters until the Total Deferred Credit has been paid (each a "Payment Date"); and

(ii)
in the case of any Participant who is a Specified Employee, on the first day of the calendar quarter that begins at least six (6) months following the Employment Termination Date, payments of the Total Deferred Credit shall begin and will continue on the first day of each succeeding eleven calendar quarters until the Total Deferred Credit has been paid (each a "Payment Date").

The term “Specified Employee” shall have the meaning ascribed to such term under Section 409A(a)(2)(B)(i) of the Internal Revenue Code.

The amount of each quarterly payment shall be determined by dividing the Total Deferred Credit by twelve and then, at each Payment Date, adding interest to the quotient at the rate of 5% per annum from the Termination Date to the Payment Date

(b)
If a Change of Control shall occur prior to the Employment Termination Date, the Company shall make a lump sum cash payment to the Participant on the date of the Change of Control in an amount equal to the Total Deferred Credit.

(c)	If a Change of Control shall occur following the Employment Termination Date but prior to the final Payment Date,

(i)
in the case of a Participant who is not a Specified Employee, the Company shall make a lump sum cash payment to the Participant on the date of the Change of Control in an amount equal to the balance of the Total Deferred Credit that remains unpaid immediately prior to such payment; and

(ii)
in the case of a Participant who is a Specified Employee, the Company shall make a lump sum cash payment to the Participant on the later of (A) the date that is six (6) months following the Employment Termination Date or (B) the date of the Change of Control, in an amount equal to the balance of the Total Deferred Credit that remains unpaid immediately prior to such payment.

(d)     If the Participant is not alive at any Payment Date the amounts payable shall be paid instead to the spouse of the Participant or if none, to the Participant's estate.

5.	Claims Procedure

In the event that a Participant (or the beneficiary of a Participant) ("Claimant") does not receive any Plan benefit that is claimed, such person shall be entitled to consideration and review as provided herein. Such consideration and review shall be conducted in a manner designed to comply with section 503 of the Employee Retirement Income Security Act of 1974.

Upon receipt of any written claim for benefits, the Committee shall be notified and shall give due consideration to the claim presented. If the claim is denied to any extent by the Committee, the Committee shall furnish the Claimant with a written notice setting forth (in a manner calculated to be understood by the Claimant):

(a)	the specific reason or reasons for denial of the claim;

(b)	a specific reference to the Plan provisions on which the denial is based;

(c)	a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)	an explanation of the provisions of this section.

A Claimant, who has a claim denied, may appeal to the Committee for reconsideration of that claim. A request for reconsideration under this section must be filed by written notice within sixty (60) days after receipt by the Claimant of the notice of denial.

Upon receipt of an appeal, the Committee shall promptly take action to give due consideration to the appeal. Such consideration may include a hearing of the parties involved, if the Committee feels such a hearing is necessary. In preparing for this appeal, the Claimant shall be given the right to review pertinent documents and the right to submit in writing a statement of issues and comments. After consideration of the merits of the appeal, the Committee shall issue a written decision, which shall be binding on all parties. The decision shall be written in a manner calculated to be understood by the Claimant and shall specifically state its reasons and pertinent Plan provisions on which it relies. The Committee's decision shall be issued within sixty (60) days after the appeal is filed, except that if a hearing is held, the decision may be issued within one hundred twenty (120) days after the appeal is filed.

The Committee may designate one or more of its members or any other person of its choosing to make any determination otherwise required under this section.

6.	Benefits Subject to Company Creditors

All amounts due Employees under the Plan constitute a liability to the Company.

The Company may, although it is not required to, segregate any funds for the purposes of this Plan but, in the event of such segregation, such amounts will remain part of the Company’s general assets and will be subject to the claims of the Company’s general creditors.

7.	Withholding

The Company has the right to deduct from all payments paid pursuant to the Plan any taxes required by law to be withheld with respect to such payments.

8.	Vesting

Subject to the provisions of this agreement, the Employee shall be fully vested in his Aggregate Sum except that he shall forfeit all such amounts in the event that his termination of employment caused by or results from (i) the Employee having been convicted of a felony, a crime of moral turpitude, or any crime involving the Company (other than pursuant to actions taken at the direction of or with approval of the Board of Directors; or (ii) a determination by the Board of Directors that the Employee was engaged in fraud, misappropriation or embezzlement.

9.	Miscellaneous Provisions

(a)	No Employee shall have any claim or right to become a participant under the Plan.

(b)	Neither the Plan nor any action taken hereunder shall be construed as giving any Employee any right to be retained in the employ of the Company.

(c)	Except when otherwise required by the context, any masculine terminology in this document shall include the feminine and any singular terminology shall include the plural.

(d)
The right of any Employee (or beneficiary of an Employee) to any benefit or to any payment hereunder shall not be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind.

(e)
The provisions of this Plan shall be construed, administered, and enforced in accordance with the laws of the State of New York, other than its laws respecting choice of law, to the extent not pre-empted by federal law.

(f)
If an Employee (or beneficiary of an Employee) entitled to receive any benefits hereunder is determined by the Committee to be legally incapable of giving valid receipt and discharge for such benefits, the benefits may be paid to the duly appointed personal representative of such person.

10.    Amendment of the Plan

The board of Directors of the Company may alter or amend the Plan from time to time and at any time or terminate the Plan at any time. No amendment to the Plan or its termination may alter, impair or reduce the Total Deferred Credit accrued for any Participant up to the time of such amend termination, nor will any amendment or plan termination allow payments to be made in a manner so as to be an impermissible acceleration under section 409A of the Internal Revenue Code.

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